AMENDMENT NO. 4 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 4 ("Amendment No. 4") amends the Amended and Restated Rights Agreement dated as of April 26, 2012, as amended to date.  This Amendment No. 4 is effective as of May 5, 2016 (the “Amendment No. 4 Effective Date”), between Extreme Networks, Inc., a Delaware company (the "Company"), and Computershare Inc., a Delaware corporation, “successor-in-interest to Computershare Shareowner Services LLC,” as rights agent (the “Rights Agent”). Capitalized terms used herein but not defined shall have the meanings given to them in the Amended and Restated Rights Agreement.

RECITALS

A.     The Company and the Rights Agent entered into that certain Amended and Restated Rights

Agreement, dated as of April 26, 2012, as amended in Amendment No. 1 dated April 30, 2013, Amendment No. 2 dated May 19, 2014, and Amendment No. 3 dated May 14, 2015 (collectively referred to as the "Rights Agreement").

B.     The Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its shareholders for the Company to amend the Rights Agreement in order to extend the term of the Rights Agreement to May 31, 2017.

C.    Accordingly, the parties hereto desire to amend the Rights Agreement to extend the term of the Rights Agreement to May 31, 2017 pursuant to the terms of this Amendment No. 4.

D.    The Company has delivered to the Rights Agent a certificate stating that this Amendment No. 4 complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.     Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows: "May 31, 2017 (the "Final Expiration Date"),".

2.     The Rights Agreement, including all Exhibits attached thereto, is amended such that all references to the date May 31, 2016 are hereby amended to reference the date May 31, 2017.

3.     This Amendment No. 4 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state.

4.     This Amendment No. 4 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No. 4 executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5.     If any term, provision, covenant or restriction of Amendment No. 4 and/or the Rights Agreement as amended by this Amendment No. 4 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of Amendment No. 4 and/or the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Rights Agreement to be duly executed as of the latest date below.

EXTREME NETWORKS, INC.COMPUTERSHARE INC.

By:  /s/ Katy MotieyBy: /s/ Dennis V. Moccia

Title:  EVP, Chief Administrative Officer –

HR, Legal & Corp SecretaryTitle:  Manager, Contract Administration

Date:  May 9, 2016Date:  May 9, 2016